Exhibit 10.3

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TABLE OF CONTENTS

(continued)

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EXECUTION COPY

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of this 6th day of April, 2005 (the “Effective Date”), is by and between The Peoples BancTrust Company, Inc., an Alabama business corporation and bank holding company (the “Company”), and Endurance Capital Management Company, L.P., a Delaware limited partnership (“Endurance”). The Company and Endurance are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires that Endurance provide Services (as defined below) to the Company from time to time, and Endurance is willing to provide Services to the Company, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions and subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, capitalized terms have the meanings specified below.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Bank” shall mean The Peoples Bank and Trust Company, an Alabama banking corporation.

“Budget” shall have the meaning set forth in Section 2.1 hereto.

“Business Day” shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which the Bank or banks located in New York, New York are generally closed for business.

“Company” shall have the meaning set forth in the preamble hereto.

“Confidential Information” shall have the meaning set forth in Section 7.1 hereto.

“Effective Date” shall have the meaning set forth in the preamble hereto.

“Endurance” shall have the meaning set forth in the preamble hereto.

“Endurance Person” shall mean those employees and consultants of Endurance and its Affiliates who are individuals, and are providing or assisting in the providing of Services.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Force Majeure Event” shall have the meaning set forth in Section 6.4 hereto.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions.

“Indemnified Persons” shall have the meaning set forth in Section 6.6 hereto.

“Non-Solicitation Period” shall have the meaning set forth in Section 3.2 hereto.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d) of the Exchange Act.

“Services” shall mean those investment banking and financial consulting services that may be provided by Endurance to the Company under this Agreement as agreed upon in writing by the Parties.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and social security taxes) which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Term” shall have the meaning set forth in Section 5.1 hereto

ARTICLE II

PROVISION OF SERVICES

Section 2.1 Provision of Services. From time to time during the Term, the Company may request in writing that Endurance perform one or more of the Services. Such request shall contain in reasonable detail the description, scope and timeframe of the particular Services requested to be performed. Upon receipt of such request, Endurance will prepare a budget setting forth the fully-allocated costs, fees and expenses (both internal and external) expected to be incurred by Endurance or its Affiliates in providing the requested Services, and a timetable for the provision of the requested Services (in each such case, the “Budget” or a “Budget”). Endurance will use commercially reasonable efforts to provide, or will cause its Affiliates to use commercially reasonable efforts to provide, to the Company the Services so requested by the Company. At any time and from time to time, Endurance shall notify the Company within 10 Business Days after it determines, reasonably and in good faith, that the requested Services cannot be provided for the cost or in accordance with the timetable set forth in the Budget. Endurance and the Company shall cooperate in good faith to alter the scope of the Services or the Budget therefor or to take such other actions as are necessary to enable Endurance to complete the provision of the requested Services in a manner that is mutually satisfactory to Endurance and the Company. Endurance will not be obligated to provide any services other than the Services specifically set forth in each such request.

Section 2.2 Standards for Performance of Services. Endurance shall provide the Services to the Company in the same manner and with the same level of promptness, skill and care as which Endurance performs comparable services for itself and other Persons. Endurance and its Affiliates will provide the Services to the Company using substantially the same systems and procedures used to provide comparable services to itself and other Persons from time to time.

Section 2.3 Personnel and Resources. The Company acknowledges that Endurance shall not be required to devote its full time and attention to providing the Services, but rather shall devote such time and attention, and designate such individuals, as Endurance deems appropriate for the performance of the Services. Endurance shall have no obligation to assign any particular individuals to the task of performing Services for the Company, and shall not be required to hire additional personnel, engage additional third-party providers or procure additional equipment or technology to provide the Services. Endurance’s obligation to provide the Services is subject to the continued availability of personnel, necessary third-parties, equipment and technology used by Endurance in its current business and to provide (or cause to be provided) similar services to itself and other Persons, and, notwithstanding anything herein to the contrary, Endurance may cease providing (or causing to be provided) Services for which the third-party providers, third-party equipment, third-party technology or third-party services used by Endurance to provide such Services are no longer available upon comparable terms as were available immediately prior to the Effective Date. In the event that the Company and Endurance have agreed to the provision of Services as contemplated by Article II, Endurance shall use commercially reasonable efforts to perform such Services within the Budget and timetable agreed to by Endurance and the Company as such Budget and timetable may be amended from time to time by the mutual agreement of Endurance and the Company.

Section 2.4 Engagement of Third-Party Providers. With the prior written consent of the Company, and subject to Section 4.2, Endurance shall be able to engage such accountants, legal counsel, appraisers and other third party advisers as Endurance shall deem necessary, advisable or appropriate in connection with the performance of the Services.

Section 2.5 Use of Services. The Company will not resell any Services to any third-party or otherwise use the Services in any way other than in connection with the conduct of its own business.

Section 2.6 Access. The Company will make available on a timely basis to Endurance or its Affiliates all information and materials reasonably requested by Endurance and its Affiliates to enable Endurance or its Affiliates to provide the Services. The Company will give Endurance and its Affiliates reasonable access, during regular business hours and at such other times as are reasonably required, to the premises and systems on which the Company conducts business to the extent necessary for Endurance or its Affiliates to provide the Services.

Section 2.7 Other Activities. Subject to the requirements of Article VII, nothing in this Agreement shall prevent Endurance or any of its Affiliates from engaging in any business (including business activities competitive with those of the Company and its Affiliates) or rendering services of any kind to itself or to any other Person (including competitors of the Company and its Affiliates).

Section 2.8 No Obligation on Part of Company. It is expressly acknowledged, understood and agreed that the Company shall have no obligation to engage Endurance to provide any Services hereunder, and that this Agreement shall in no way restrict or limit the right or ability of the Company to engage any other Person to provide similar or alternative services at any time during the term of this Agreement.

ARTICLE III

ENDURANCE PERSONS

Section 3.1 Relationship. The Company and Endurance agree that any Endurance Persons providing Services shall be employees or consultants of Endurance or its Affiliates and not of the Company. The Company and Endurance further agree that, with respect to any Endurance Person, without limiting this Article III and Section 4.4 hereof, Endurance or its Affiliates shall have sole responsibility for all matters relating to the maintenance of personnel and payroll records, the withholding and payment of federal, state and local income and payroll taxes, the payment of workers’ compensation and unemployment compensation insurance, salaries, wages and pension, welfare and other fringe benefits and the conduct of all other matters relating to the employment or engagement as a consultant of Endurance Persons. Endurance or its Affiliates shall have sole responsibility for all employment or consultant engagement decisions regarding Endurance Persons. Neither the Company nor Endurance shall represent to any third-party that any Endurance Person is an employee or consultant of the Company.

Section 3.2 Non-Solicitation. The Company agrees that, during the period beginning on the date hereof and ending on the date which is three (3) years after the end of the Term (the “Non-Solicitation Period”), the Company shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire as an employee or consultant, solicit for employment or a consulting relationship, or encourage to leave his or her employment or consulting relationship with Endurance or any Affiliate of Endurance, any employee or consultant of Endurance or any of its Affiliates who is involved in any way in the provision of Services at any time during the Term; provided, however, that this Section 3.2 shall not apply to (a) any employee or consultant who has been laid off by, or who has been terminated by, Endurance or any Affiliate of Endurance (unless such termination involves a simultaneous hiring of such employee or consultant by Endurance or another Affiliate of Endurance) or (b) any employee or consultant who has voluntarily resigned from his or her employment or consulting relationship with Endurance or any Affiliate of Endurance in accordance with the terms of his or her employment or consulting agreement with Endurance or such Affiliate and such resignation occurred more than twelve (12) months prior to any such hiring, solicitation or encouragement.

Section 3.3 Non-Solicitation by Endurance. Endurance agrees that, during the Non-Solicitation Period, Endurance shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit for employment or a consulting relationship, or encourage to leave his or her employment or consulting relationship with the Company or any Affiliate of the Company, any employee or consultant of the Company or any of its Affiliates; provided, however, that this Section 3.3 shall not apply to (a) any employee or consultant who has been laid off by, or who has been terminated by, the Company or any Affiliate of the Company (unless such termination involves a simultaneous hiring of such employee or consultant by the Company or another Affiliate of the Company) or (b) any employee or consultant who has voluntarily resigned from his or her employment or consulting relationship with the Company or any Affiliate of the Company in accordance with the terms of his or her employment or consulting agreement with the Company or such Affiliate and such resignation occurred more than twelve (12) months prior to any such solicitation or encouragement.

ARTICLE IV

PAYMENT

Section 4.1 Services. In consideration for the Services provided hereunder, the Company shall pay to Endurance the amount specified in the Budget.

Section 4.2 Third Party Expenses. The Company shall pay all reasonable costs, fees and expenses payable to any accountants, legal counsel, appraisers and other third party advisers engaged by Endurance pursuant to Section 2.4.

Section 4.3 Taxes. In addition to the fees, expenses and other amounts payable by the Company under this Agreement, the Company will pay any applicable Taxes, including any sales, use, rental, license, excise or similar taxes, that may be levied or assessed by any Governmental Authority in connection with the provision by Endurance and its Affiliates of the Services or the receipt by the Company thereof, other than federal, state or local income taxes.

Section 4.4 Payment. Endurance may invoice the Company from time to time for the amounts payable pursuant to Sections 4.1, 4.2, and 4.3. The Company shall pay Endurance all amounts so invoiced by Endurance within thirty (30) days after its receipt of the applicable invoice. Any payments due under this Section 4.5 that are not timely paid will be subject to late charges of 1% for each month or portion thereof that such payment is overdue.

Section 4.5 Documentation. Upon the Company’s request, Endurance shall provide to the Company available supporting documentation for any amounts payable pursuant to Sections 4.1, 4.2, and 4.3.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Consulting Term. The term of this Agreement (the “Term”) will commence on the Effective Date and will continue in effect until the earliest to occur of (a) the fifth (5th) anniversary of the Effective Date, (b) the date on which this Agreement is terminated pursuant to Section 5.2, and (c) the termination of the Acquisition Facility Agreement dated April 6, 2005 between the Company and Endurance Capital Investors, L.P. The Company will reimburse Endurance for any reasonable wind-down costs incurred by Endurance and its Affiliates with respect to any termination pursuant to this Section 5.1 (other than pursuant to clause (a)) and for any reasonable costs incurred by Endurance and its Affiliates related to Endurance’s and its Affiliates’ agreements with third-party providers caused by such termination (including costs for termination and for decreased purchases under such agreements).

Section 5.2 Termination Upon Breach. If either Party causes a material breach of any of its obligations under this Agreement, including any failure to make payments when due, and said Party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement immediately by providing the breaching Party with written notice of termination.

Section 5.3 Effect of Termination. Upon termination or expiration of this Agreement, (a) except as set forth in this Section 5.3, the rights and obligations of each Party under this Agreement will terminate; (b) the rights and obligations of the Parties under Article IV (Payment), this Section 5.3, Articles VI (Liabilities) and VII (Confidentiality) will survive the termination of this Agreement and will remain in full force and effect notwithstanding such termination and (c) if either Party has breached any provision of this Agreement, whether such breach occurred before or after the termination of this Agreement, such Party will remain fully liable, in accordance with the terms of this Agreement, after such termination for all losses, liabilities and other expenses suffered or incurred by the other Party as a result of such breach.

ARTICLE VI

LIABILITIES

Section 6.1 Disclaimer of Warranty. THE COMPANY AGREES THAT ENDURANCE AND ITS AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR, AND HAVE NOT MADE, AND DO NOT MAKE, ANY REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE SERVICES TO BE PROVIDED HEREUNDER OR ANY OTHER MATTER.

Section 6.2 Limitation of Liability. THE COMPANY AGREES THAT NONE OF ENDURANCE OR ANY OF ITS AFFILIATES SHALL HAVE ANY LIABILITY OR OBLIGATION TO THE COMPANY OR ANY AFFILIATE OF THE COMPANY RELATING TO OR ARISING OUT OF ANY ACTION, INACTION, ERROR, OMISSION, EVENT, CONDITION OR MATTER RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OTHER THAN LIABILITIES OR OBLIGATIONS ARISING DIRECTLY OUT OF ENDURANCE’S OR ITS AFFILIATES’ GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT. IN NO EVENT SHALL THE LIABILITY OF ENDURANCE AND ITS AFFILIATES UNDER OR WITH RESPECT TO THIS AGREEMENT EXCEED THE AMOUNTS PAID BY THE COMPANY PURSUANT TO SECTION 4.1 REGARDLESS OF HOW THE ASSERTED LIABILITY ARISES, INCLUDING LIABILITY ARISING BY BREACH OF CONTRACT, NEGLIGENCE, TORT, WARRANTY, BREACH OF DUTY, CONTRIBUTION, FAILURE OF REMEDY, INDEMNITY, STRICT LIABILITY OR OTHERWISE.

Section 6.3 Consequential and Other Damages. Neither Endurance nor its Affiliates will be liable, whether in contract, in tort (including negligence and strict liability) or otherwise,

for any special, indirect, incidental, consequential or punitive damages whatsoever, which in any way arise out of, relate to, or are a consequence of, this Agreement, its performance or nonperformance under this Agreement, or the provision of or failure to provide any Consulting Service under this Agreement, including loss of profits, business interruptions and claims of customers or stockholders, even if Endurance was advised of the possibility of such damages.

Section 6.4 Force Majeure. Neither Endurance nor any of its Affiliates will be liable for any failure to perform hereunder if due to any event beyond its reasonable control, including any acts of government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, war, terrorist activities, equipment failure, wrecks or transportation delays or inability to obtain necessary labor, materials, communications, utilities or required consents or licenses from any third-party on commercially reasonable terms (“Force Majeure Event”). In any such event, Endurance’s obligations under this Agreement will be postponed for such time as the performance of Endurance and its Affiliates is suspended or delayed on account thereof. Endurance will promptly notify the Company, either orally or in writing, upon learning of the occurrence of such Force Majeure Event. Upon the cessation of the Force Majeure Event, Endurance will use commercially reasonable efforts to resume its performance with the least delay practicable.

Section 6.5 No Liability for the Company or Third-Parties. Endurance shall not have any responsibility under this Agreement other than to render (or cause to be rendered) the Services. Neither Endurance nor any of its Affiliates shall be liable for any action, inaction, error or omission of the Company or any of its Affiliates in following or declining to follow any advice or recommendation of Endurance or its Affiliates. Neither Endurance nor any of its Affiliates shall be liable for any action, inaction, error or omission of any third-party, whether engaged pursuant to Section 2.4 or otherwise.

Section 6.6 Indemnification. The Company hereby agrees to indemnify and to hold harmless Endurance and its Affiliates and their respective partners, members, directors, officers, managers, employees and consultant (collectively, “Indemnified Persons”) from any loss, claim, cost, expense or damage incurred or suffered by the Indemnified Persons arising out of or resulting from any action or non-action omitted by them in the performance of the Services hereunder; provided, however, that the Company shall not be required to indemnify the Indemnified Persons to the extent any loss, claim, cost, expense or damage which any of them might incur or suffer results from any of their negligence or intentional misconduct.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 Confidential Information. In connection with this Agreement and the provisions of Services, each Party has provided to the other Party, and may provide the other Party with, certain confidential financial, operational and strategic information regarding its operations and its deposits (in the case of the Company), customers (in the case of the Company), investors (in the case of Endurance), financial condition and business practices (herein collectively referred to as the “Confidential Information” of the providing Party).

Section 7.2 Confidentiality Obligations. Each Party agrees that the Confidential Information of the other Party will be used solely in connection with the provision of Services. Each Party agrees that the Confidential Information of the other Party will be kept confidential by such Party, its agents, employees, officers, directors, investors, consultants and advisors; provided, however, that any such information may be disclosed to such Party’s agents, employees, officers, directors, investors, consultants and advisors who need to know such information in connection with the provision of Services, it being understood and agreed that such agents, employees, officers, directors, investors, consultants and advisors shall be informed by such Party of the confidential nature of such information and shall agree to be bound by the terms of this Agreement, prior to receipt of any such information. Unless required by law, without the prior written consent of the other Party, each Party will not, and will direct each of its agents, employees, officers, directors, investors, consultants and advisors not to disclose to any Person any of the information included in the Confidential Information; provided that (a) Endurance may disclose Confidential Information to prospective sellers or purchasers of the Company’s common stock to or from Endurance or any of its Affiliates if (i) Endurance or such Affiliate believes that it is required by law to disclose such information to such sellers or purchasers or abstain from purchasing from such sellers or selling to such purchasers the Company’s common stock, and (ii) such seller or purchaser agrees in writing to keep such information confidential, and (b) upon the reasonable written request of Endurance, the Company shall make public disclosure (as defined in Rule 101(e) of Regulation FD) of any material nonpublic information that is included in the Confidential Information within five (5) business days after such request is made if the Company determines upon the advice of counsel that public disclosure is necessary and appropriate.

Section 7.3 Exceptions. The term “Confidential Information” of the providing Party does not include or apply to any information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving Party, (b) was or becomes available to the receiving Party on a non-confidential basis from a third party who is not known by the receiving Party to be under an obligation of confidentiality to the providing Party or (c) was known by the receiving Party or in the receiving Party’s possession prior to its disclosure to the receiving Party by the providing Party.

Section 7.4 Remedies. In the event of a breach of this Article VII by either Party, the other Party shall have the right to seek any and all available remedies, including injunctive relief. Each Party acknowledges that any unauthorized use, disclosure, publication or dissemination of any Confidential Information of the other Party could cause irreparable harm and significant injury to the other Party, which may be difficult to measure with certainty or to compensate through damages. Accordingly, if the other Party makes any petition to a court of competent jurisdiction, seeking injunctive or other equitable relief, each Party agrees that it shall not offer evidence or otherwise plead that such relief is inappropriate as a remedy for such a breach or unauthorized use or disclosure. In the event that the other Party must bring an action at law or in equity in order to enforce any provision contained in this Article VII, or to prohibit the unauthorized use of the Confidential Information of the other Party or any unauthorized disclosure by a Party, if it is finally determined that such Party breached such provision or engaged in such unauthorized use or disclosure, such Party agrees to pay all of the other Party’s reasonable costs in such action, including, but not limited to, all reasonable attorney’s fees and court costs.

ARTICLE VIII

ENDURANCE’S REPRESENTATIONS AND WARRANTIES

Endurance represents and warrants to the Company as follows:

Section 8.1 Due Incorporation, etc.

(a) Endurance is a limited partnership duly organized under the laws of the State of Delaware. Endurance is validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as they are now being owned, leased, operated and conducted.

(b) Endurance is licensed or qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction where the nature of the business or properties owned, leased or operated by it require such licensing or qualification and in which the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to have a material adverse effect on Endurance or its ability to perform its obligations under this Agreement.

Section 8.2 Due Authorization. Endurance has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Endurance of this Agreement, and the consummation by Endurance of the transactions contemplated hereby, have been duly and validly approved and authorized by all necessary action on the part of Endurance and no other actions or proceedings on the part of Endurance are necessary to authorize this Agreement and the transactions contemplated hereby. Endurance has duly and validly executed and delivered this Agreement. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Endurance and is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity.

ARTICLE IX

THE COMPANY’S REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Endurance as follows:

Section 9.1 Due Incorporation, etc.

(a) The Company is a corporation duly organized under the laws of the State of Alabama and is duly registered as a bank holding company under the regulations of the FRB. The Company is validly existing and in good standing under the laws of the State of Alabama, with all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as they are now being owned, leased, operated and conducted.

(b) The Company is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the business or properties owned, leased or operated by it require such licensing or qualification and in which the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to have a material adverse effect.

Section 9.2 Due Authorization. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly approved and authorized by all necessary action on the part of the Company and no other actions or proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. The Company has duly and validly executed and delivered this Agreement. Assuming due authorization, execution and delivery of this Agreement by Endurance, this Agreement constitutes a legal, valid and binding obligation of the Company and is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment. This Agreement may be amended or modified but only in a writing signed by the Company and Purchaser.

Section 10.2 Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

(i)	If to the Endurance, addressed as follows:

Endurance Capital Management Company, L.P.

c/o Endurance Management Company, LLC

405 Lexington Avenue, 26th Floor

New York, New York 10174

Attention: Edwin H. Yeo, III, Managing Member

Facsimile: (212) 368-8068

with a copy to:

Mayer, Brown, Rowe & Maw LLP

190 South LaSalle Street

Chicago, Illinois 60603

Attention: Alan Van Dyke, Esq. and Matthew A. Posthuma, Esq.

Facsimile: (312) 701-7711

(ii)	If to the Company, addressed as follows:

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701

Attention: Elam P. Holley, Jr., President and Chief Executive Officer

Facsimile: (334) 875-1010

with copies to:

Gamble, Gamble, Calame & Chitton, LLC

807 Selma Avenue, P.O. Box 345

Selma, Alabama 36701

Attention: Harry W. Gamble Jr., Esq.

Facsimile: (334) 874-4974

And

Bradley Arant Rose & White LLP

One Federal Place

1819 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Paul S. Ware, Esq.

Facsimile: (205) 488-6624

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

Section 10.3 Payments in Dollars. Except as otherwise provided herein, all payments pursuant hereto shall be made by wire transfer in U.S. Dollars in same day or immediately available funds to an account designated by the Party entitled to receive the Payment without any set-off, deduction or counterclaim whatsoever.

Section 10.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Section 10.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, that no assignment of any rights or obligations hereunder, by operation of law or otherwise, shall be made by either party without the written consent of the other party, except that Endurance may, without the consent of the Company, assign this Agreement, in whole or in part, or delegate performance of all or any part of its obligations under this Agreement, to any current or future Affiliate of Endurance.

Section 10.6 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

Section 10.7 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there will be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 10.8 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the provision of the Services and supersedes any and all prior agreements, arrangements and understandings between the Parties relating to the subject matter hereof.

Section 10.9 Relationship of Parties. Endurance is an independent contractor. Nothing contained herein shall be deemed or construed by the Company or Endurance or any other party as creating a relationship of principal-agent, employer-employee, partnership or joint venture between the Parties.

Section 10.10 Applicable Law. This agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 10.11 Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting of this Agreement. As such, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

Section 10.12 Arbitration.

(a) The parties shall make a good faith effort to resolve informally any dispute subject to clause (b) of this Section. A request for arbitration under clause (b) may not be filed until thirty (30) days have elapsed from the initiation of such good faith effort.

(b) Any dispute, controversy, or claim arising out of, relating to, involving, or having any connection with this Agreement, including any question regarding the validity, interpretation, scope, performance, or enforceability of this dispute resolution provision, shall be exclusively and finally settled by arbitration in accordance with the Center for Public Resources (“CPR”) Dispute Resolution

Rules for Non-Administered Arbitration in effect on the date of this Agreement, except where the specific terms of this Section 10.12 vary from such Rules. The arbitration shall be conducted in Charlotte, North Carolina unless, by the due date of the respondent’s answering statement, the parties agree on another location. The arbitration shall be conducted by three arbitrators, appointed pursuant to CPR Rules 5.1 and 5.2.

(c) The parties shall be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. Depositions and interrogatories may be ordered by the arbitral panel upon a showing of need. The parties acknowledge that one of the primary goals of arbitration is to avoid the costs that often accompany litigation and, consequently, any discovery permitted under this provision should be limited accordingly.

(d) All decisions, rulings, and awards of the arbitral panel shall be made pursuant to majority vote of the three arbitrators. The award shall be in accordance with the applicable law, shall be in writing, and shall state the reasons upon which it is based. The arbitrators shall have no power to modify or abridge the terms of this Agreement. The arbitrators shall have no power to award, and the parties hereby waive any claim to, damages (including punitive or exemplary damages) in excess of compensatory damages.

(e) Costs incurred in the arbitration proceeding shall be borne in the manner determined by the arbitral panel, except that each party shall bear the costs of its own attorneys’ and expert/consulting fees and expenses, regardless of the outcome of the arbitration.

(f) The award of the arbitrators shall be final. An appeal may be taken under the CPR Arbitration Appeal Procedure from any final award of an arbitral panel in any arbitration arising out of or related to this Agreement that is conducted in accordance with the requirements of such Appeal Procedure. Unless otherwise agreed by the parties and the appeal tribunal, the appeal shall be conducted at the place of the original arbitration. Upon conclusion of the appeal, or if no appeal is taken within the prescribed time period, judgment on the award may be entered by any state or federal court having jurisdiction to do so. The parties hereby agree that such court shall be an appropriate forum for any such enforcement proceeding.

(g) Nothing in this Agreement shall prevent the parties, prior to the formation of the arbitral panel, from applying to a court of competent jurisdiction for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. Once the arbitral panel is in place, it shall have exclusive jurisdiction to hear applications for such relief, except that any interim measures or injunctive relief ordered by the arbitral panel may be immediately and specifically enforced by a court of competent jurisdiction.

(h) Unless otherwise agreed by the parties or required by law, the parties and the arbitrators shall maintain the confidentiality of all documents, communications, proceedings, and awards provided, produced, or exchanged pursuant to an arbitration conducted under this Section 10.12.

(i) The parties recognize that this Agreement involves and affects interstate commerce and that this Section 10.12 is enforceable under the Federal Arbitration Act.

Section 10.13 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings of Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law shall mean such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated hereunder. Underscored references to Articles, Sections or clauses shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement.

Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Section 10.15 Facsimile or Electronic Signatures. Any signature page delivered by a fax machine, telecopy machine or e-mail shall be binding to the same extent as an originally signed signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such signature page agrees to later deliver an original counterpart to any party which requests it.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE PEOPLES BANCTRUST COMPANY, INC.

By:	/s/ Elam P. Holley, Jr.
Name:	Elam P. Holley, Jr.
Title:	President and Chief Executive Officer

ENDURANCE CAPITAL MANAGEMENT COMPANY, L.P.

By:	Endurance Management Company, LLC,
As General Partner

By:	/s/ Edwin H. Yeo, III
Name:	Edwin H. Yeo, III
Title:	Managing Member